Exhibit 10.22


                              EMPLOYMENT AGREEMENT
                              --------------------

     This EMPLOYMENT AGREEMENT is entered into as of the 1st day of May, 2002 between COMCAST CORPORATION, a Pennsylvania corporation (the "Company") and JULIAN A. BRODSKY ("Employee").

                                   BACKGROUND
                                   ----------

     WHEREAS, Employee is currently employed by the Company as its Vice Chairman; and

     WHEREAS, the Company recognizes that Employee's contribution to the growth and success of the Company has been substantial; and

     WHEREAS, the Company desires to assure Employee's continued employment in an executive and non-executive capacity; and

     WHEREAS, Employee is willing to commit himself to serve the Company on the terms herein provided.

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Term.
        -----

         1.1 The Company shall continue to retain Employee and Employee shall continue to serve the Company as an employee, on the terms and conditions set forth herein, for a term (the "Service Period") commencing on May 1, 2002 and ending on the earlier of: (i) April 30, 2009; or (ii) the date Employee's employment terminates for any reason. The period between May 1, 2002 and April 30, 2009, as it may be extended by the agreement of the parties, is referred to as the "Seven Year Period."

         1.2 Employee shall serve as an executive employee during the Service Period from May 1, 2002 until the earlier of: (i) April 30, 2004; or (ii) the effective date specified in Employee's written notice to the Company (if any), given at any time prior to April 30, 2004, electing to end his status of an executive employee and begin his status as a non-executive employee, provided the effective date shall not be less than 30 days from the date of notice (the "Executive Term"). The period of time during the Service Period from May 1, 2002 to April 30, 2004 is referred to as the "Base Period."

         1.3 Employee shall serve as a non-executive employee from the first day following the end of the Executive Term until the end of the Service Period (the "Non-Executive Term").

    2. Position and Duties; Office Space.
       ----------------------------------

         2.1 Until the first to occur of: (i) the closing (if it occurs) (the "Closing") of the Company's proposed transaction with AT&T Corp. relating to AT&T Broadband; and (ii) the end of the Executive Term, Employee shall continue to serve as Vice Chairman. If the Closing occurs, then for the balance of the Executive Term Employee shall serve in such other executive officer position as agreed to by the Company and Employee. In either such position, Employee shall have such duties as are consistent with Employee's present duties as Vice Chairman, but shall not have any specific duties which may be attendant to the office of Vice Chairman unless so determined by the Company. During the Non-Executive Term, Employee shall serve in a non-executive capacity without any officer position.

         2.2 During the Executive Term, Employee shall continue to devote substantially all of his working time and effort to the business and affairs of the

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

Company. During the Non-Executive Term, Employee shall devote such time (which the Company acknowledges is not intended to be full-time) as is required for the performance of those duties which are reasonably requested by the Company and which are commensurate with Employee's professional and executive experience. Nothing contained herein shall preclude Employee from engaging in personal or business activities which are consistent with Employee's obligations to the Company hereunder, including the restrictions contained in Section 7, including being an employee of another entity during the Non-Executive Term. Without limiting the foregoing, the Company recognizes that Employee: (i) is Manager of CIC Venture Management, LLC, which is the general partner of CIC Partners, L.P., which in turn is the general partner of Comcast Interactive Partners, L.P., an investment partnership, and may become the manager of a similar entity with respect to a similar investment partnership (together, the "CIC Funds"); and
(ii) serves and may serve as a director or trustee on the boards of other corporations and organizations; and that, subject to the restrictions of Section 7.3, Employee may continue to devote considerable time to such activities.

         2.3 During the Executive Term, an office and secretarial support will be provided to Employee in the Company's corporate headquarters executive offices floor. During the Non-Executive Term, an office and secretarial support will be provided to Employee in the Company's corporate headquarters, outside the executive offices floor.

     3. Compensation.
        -------------

         3.1 Base Salary. The Company shall pay base salary to Employee during the Service Period as follows: From May 1, 2002 through December 31, 2002, the




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

Company shall pay Employee a base salary at the per annum amount being paid to Employee as of April 30, 2002 (i.e., $837,560). On each of January 1, 2003 and January 1, 2004, the Company shall increase Employee's base salary per annum amount as of the prior December 31 by the greater of: (i) five percent (5%);
(ii) the percentage increase for the preceding year in the Consumer Price Index for all urban consumers published by the United States Department of Labor; and
(iii) the average percentage increase in the base salary of the five (5) employees of the Company having the highest base salary (other than Employee) for the preceding year. From May 1, 2004 through April 30, 2009, the Company shall pay Employee a base salary at a per annum amount equal to six hundred thousand dollars ($600,000).

         3.2 Executive Cash Bonus Plan. Employee will be entitled to receive the maximum amount of his cash bonus (less any required withholdings) under the Company's Executive Cash Bonus Plan for 2002, 2003 and 2004 (pro-rated for the portion of 2004 during the Service Period), at the same time as the other participants therein, regardless of whether or not Employee remains employed on any particular date. Employee will not be entitled to participate in the Executive Cash Bonus Plan after 2004.

         3.3 Expenses. During the Service Period, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with current practices) in performing services hereunder, including attending conferences and conventions (limited to domestic locations following the Executive Term), provided that Employee properly accounts therefor in accordance with Company policy.

     3.4 Benefits.
         --------

         3.4.1 Except as otherwise specifically provided herein, during the Service Period Employee shall continue to be eligible to participate in all employee benefit plans and arrangements generally available to all employees and those generally available to all senior executives (to the extent and on the terms on which they are then in effect), excluding the Company's Restricted Stock Plan, the Company's 1996 Cash Bonus Plan and any plan or arrangement relating to the AT&T Broadband transaction, but including Employee's existing supplemental executive long-term disability insurance (subject to imputed income and tax gross-up bonus in connection therewith) and including directors and officers liability insurance coverage and indemnification rights. Except as otherwise specifically provided herein, following the Service Period Employee shall be eligible to participate in the Company's post-retirement health and welfare benefits plan for a number of years thereunder (the "Post-Retirement Period") based upon service years with the Company including the years during the Service Period (which benefits shall not be reduced on account of the health and welfare benefits provided pursuant to this Section 3.4). Following the Service Period, Employee may elect to continue his supplemental executive long-term disability policy by paying premiums himself. Employee may change health and welfare coverage types and options on the same basis as other employees. Except as otherwise provided herein or as required by law, the Company shall not make any changes in any employee benefit plans or arrangements which would adversely affect Employee's vested rights or vested benefits thereunder. Employee acknowledges that the Company's liability to Employee with respect to this Section 3.4 is limited to providing the specified benefits, and shall not



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

extend to cover any unspecified tax or other cost, if any, to Employee of receiving the same.

             3.4.2 Employee may at any time during the Service Period, in lieu of receiving the health and welfare benefits provided for under Section 3.4.1, elect that the following provisions will apply: (i) Employee and his wife will utilize at their expense Medicare Part A and Part B as each of their primary individual insurance coverage; (ii) the Company will make available to Employee and his wife a supplemental medical plan, Blue Cross Security - 65 Plan H (or its equivalent), as each of their secondary medical insurance coverage; and
(iii) the Company will reimburse Employee and his wife (on a pre-tax basis only) for their out-of-pocket costs for amounts not paid for or reimbursed by Medicare or Blue Cross to provide health care benefits equivalent to those available to employees. Employee acknowledges that the value of benefits received from the Company in the event of this election will be includable in the taxable income of Employee or his wife, as applicable.

             3.4.3 Except as otherwise specifically provided for herein, following the Service Period and the Post-Retirement Period, Employee and his wife shall be entitled to the provisions of Section 3.4.2 for the remainder of their lives.

         3.5 Vacations and Holidays. Employee shall be entitled during the Service Period to not fewer than the same number of paid vacation, flex and personal days in each calendar year as to which he is currently entitled. Employee shall also be entitled during the Service Period to all paid holidays given by the Company to its employees.

         3.6 Perquisites. Except as otherwise specifically provided herein,




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

during the Service Period, Employee shall be entitled to continue to receive his current perquisites ("Perquisites" ), including but not limited to: free cable and high speed data service on the same basis as made available to senior executives (provided Employee lives in a Company system); free monthly parking in the parking garage at 1500 Market Street (or any successor corporate headquarters location); a free parking space at the First Union Center (provided it is owned by the Company); and a free cellular phone and service for three phone numbers (on the type of account now provided); in all cases including any tax gross-up amounts on the same basis as is now made available to Employee, and subject to any income required to be imputed to Employee on account thereof in accordance with Company policy.

         3.7 Deferred Compensation.
            -----------------------

             3.7.1 The Company's 1977 Deferred Compensation Plan will remain in effect pursuant to its present terms. If not earlier terminated, Employee's employment with the Company for purposes of the 1977 Deferred Compensation Plan will be deemed to terminate at the end of the Base Period. At that time, a lump sum cash payment shall be made to Employee in an amount representing the present value (calculated using a discount rate equal to the then current yield to maturity on ten (10) year obligations of the Treasury of the United States (the "Discount Rate")) of the stream of payments then otherwise due thereunder. Employee may elect to defer receipt of this amount as a bonus under the Company's 1996 Deferred Compensation Plan.

             3.7.2. Employee shall be eligible to participate in the Company's 1996 Deferred Compensation Plan through the Service Period, pursuant to its terms (including any right under such Plan to make an election regarding the continued deferral



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

of Employee's account following the Service Period).

         3.8 Supplemental Executive Retirement Plan. The Company's 1989 Supplemental Executive Retirement Plan (the "SERP") will remain in effect pursuant to its present terms. If not earlier terminated, Employee's employment with the Company for purposes of the SERP will be deemed to terminate at the end of the Base Period.

         3.9 Trust.
             -----

             3.9.1 Prior to the occurrence of a Change of Control (as defined in Section 3.9.3) during the Service Period, the Company shall establish a grantor trust (the "Trust"), the terms of which shall be consistent with the requirements applicable under the Internal Revenue Code of 1986, as amended, in order to avoid the constructive receipt of the assets held in the Trust. The trust document for the Trust shall be in a form that is mutually satisfactory to the Company and Employee, and may, but need not, be in substantially the same form as the model trust agreement published by the Internal Revenue Service in Revenue Procedure 92-64. The trustee of the Trust shall be such person or institution acceptable to the Company and Employee. Upon the occurrence of a Change of Control, the Trust, if not already irrevocable shall become irrevocable and the Company shall contribute to the Trust an amount in cash or such assets as it deems appropriate equal to the present value (calculated using the Discount Rate at that time) of:

         (i) the portion of the remaining premiums that the Company is obligated to pay until the death of the survivor of Employee and his spouse under each of the following life insurance policies: the 1987 Security Life of Denver policy, the 1992 Security Life of Denver policy, the 1994 John Hancock policy, the 1994 Mass Mutual policy and the 1994 Prudential policy (together with the related existing split-dollar



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

agreements, the "Split-Dollar Arrangements");

         (ii) the bonuses and tax gross-up amounts (if any) that the Company is obligated to pay to Employee or his surviving spouse pursuant to the Split-Dollar Arrangements; and

         (iii) all deferred compensation benefits payable to Employee under the 1977 Deferred Compensation Plan, the 1996 Deferred Compensation Plan, the Income Fund under the Deferred Stock Option Plan and the SERP, where for the purpose of the SERP the present value shall be calculated using the actuarial lives provided under standard mortality tables.

             3.9.2 In addition, the Company shall have the further obligation following a Change of Control to make such additional contributions to the Trust, from time to time (but determined no less than annually), as may become necessary to fully fund the benefits described above, determined in the same manner as the initial funding obligation is determined. The assets contributed to the Trust shall, except to the extent otherwise provided in the trust agreement in the case of the bankruptcy or insolvency of the Company, be used exclusively for the purpose of providing the benefits described in this Section
3.9 until all such benefits have been fully paid, at which time the Trust may be terminated and any remaining assets will revert back to the Company. Notwithstanding the foregoing, to the extent benefits are paid by the Company rather than out of assets held in the Trust, the trustee may reimburse the Company out of the Trust such amounts as have been properly paid as benefits by the Company, but only to the extent that such reimbursement does not cause the Trust to be less than fully funded, determined in the same manner as the initial funding obligation is determined.




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

             3.9.3 For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred on the date that persons other than Brian L. Roberts and members of his immediate family (or trusts for their benefit) first acquire more than fifty percent (50%) of the voting power over all outstanding voting shares of the Company. The Closing will be a Change of Control.

          3.10 Airplane Use. Subject to priority for business use by the Company's senior executives, Employee will be permitted personal use of Company aircraft during the Base Period for domestic travel, up to a maximum of 40 hours, on the same economic terms (including with respect to cost methodology, cost reimbursement and imputed income) as that made available to the Company's Chief Executive Officer.

          3.11 CIC Funds.

             3.11.1 Upon the earlier of: (i) the end of the Executive Term; or
(ii) termination of Employee's employment for any reason other than Cause (as defined in Section 4.3), the Company agrees that it, or any of its affiliates, shall purchase the general partnership interest of CIC Partners, LP (the "Partnership Interest") in Comcast Interactive Capital, LP (the "Partnership"), and Employee agrees to use his reasonable best efforts to cause CIC Partners, LP to sell the Partnership Interest to the Company or an affiliate. The sale of the Partnership Interest pursuant to Section 3.11 shall be consummated on the fifth business day following the determination of the fair market value of the Partnership Interest pursuant to Section 3.11.4. The earlier of the dates referred to in (i) and (ii) of the first sentence of this Section 3.11.1 is referred to as the "Termination Date."

             3.11.2 In the event that the Partnership Interest is sold pursuant to



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

Section 3.11.1, the purchaser shall be admitted to the Partnership and shall replace CIC Partners, LP as the general partner of the Partnership and the Partnership shall not be dissolved as a result of the transfer of the Partnership Interest. Effective as of the date of the sale of the Partnership Interest, the purchaser shall accede to the Limited Partnership Agreement of the Partnership (the "LP Agreement") by executing an amendment to the LP Agreement that accounts for the sale of the Partnership Interest and the admission of the purchaser as the general partner of the Partnership. The purchaser shall make any necessary filings with the appropriate governmental authorities, including the filing of a certificate of amendment to the certificate of limited partnership of the Partnership previously filed with the Secretary of State of the State of Delaware, to reflect the withdrawal of CIC Partners, LP as the general partner of the Partnership in connection with the sale of its interest and the admission of the purchaser, and take such other actions as are necessary under applicable law to effectuate such admission.

             3.11.3 Upon the sale of the Partnership Interest pursuant to
Section 3.11, CIC Partners, LP shall: (i) cease to be a partner of the Partnership and cease to have any obligations pursuant to the LP Agreement or as a partner of the Partnership, including, but not limited to, the obligation to make capital contributions pursuant to Section 6.1 of the LP Agreement, the obligation to return to the Partnership excess tax distributions pursuant to
Section 7.3.3 of the LP Agreement, any obligation to return any amounts to the Partnership under Section 7.6 of the LP Agreement or the obligation to return certain amounts to the Partnership under Section 10.5.2 of the LP Agreement; and
(ii) have no rights or powers under the LP Agreement other than as specifically provided for in the LP Agreement, including, without limitation, the right to indemnification and




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

advancement of expenses pursuant to Article 12 of the LP Agreement. The purchaser shall succeed to the obligations of the CIC Partners, LP pursuant to the LP Agreement, including, but not limited to, the obligation to make capital contributions pursuant to Section 6.1 of the LP Agreement, the obligation to return to the Partnership excess tax distributions pursuant to Section 7.3.3 of the LP Agreement and the obligations to return certain amounts to the Partnership pursuant to Section 7.6 and Section 10.5.2 of the LP Agreement.

             3.11.4 The purchase price payable to CIC Partners, LP in connection with any sale of the Partnership Interest pursuant to Section 3.11 shall be the fair market value of the Partnership Interest as of the Termination Date, as agreed to by CIC Partners, LP and the Company, which valuation may include a good faith estimate of the goodwill associated with the Partnership's assets, the name of the Partnership and CIC Partners, LP, the Partnership's office records, files and statistical data, and any intangible assets of the Partnership in the nature of or similar to goodwill, and which valuation shall be determined without regard to any costs, fees or expenses payable by the Partnership to any appraiser or appraisal firm pursuant to this Section 3.11; provided, however, that should the Company and CIC Partners, LP not agree on such a valuation within 15 days after the Termination Date, the valuation shall be done by a qualified appraisal firm or a qualified appraiser who has the Independent Chartered Financial Analyst designation and who is mutually agreed to by the Company and CIC Partners, LP; provided, further that should the Company and CIC Partners, LP not agree on such third party within 20 days subsequent to the Termination Date, then each of the Company and CIC Partners, LP shall put forth a nominee that is a qualified appraisal firm or qualified appraiser who has the Independent Chartered Financial Analyst designation, and each of such nominees shall then select a third qualified appraisal firm or qualified appraiser and such third qualified appraisal firm or qualified appraiser shall determine the valuation. No appraisal firm or appraiser determining the valuation pursuant to this Section 3.11 shall be bound by any valuation methodology set forth in Section 14.4 of the LP Agreement. If a qualified appraisal firm or qualified appraiser is used to make such valuation, the Company and CIC Partners, LP shall use commercially reasonable efforts to cause such person to complete such valuation within 45 days of the Termination Date. The cost of any appraisal firm or appraiser shall be paid by the Partnership. The payment of the purchase price to CIC Partners, LP pursuant to this Section 3.11 shall be made in immediately available funds at the time of the sale of the Partnership Interest. At the closing of the sale of the Partnership Interest, CIC Partners, LP and the purchaser of its interest shall execute such transfer documentation as may be reasonably requested in order to consummate the purchase and sale of the Partnership Interest contemplated by this Section 3.11. Upon the sale of the Partnership Interest, the purchaser shall succeed to the Subscription, Contribution and Capital Account of CIC Partners, LP (each as defined in the LP Agreement).


             3.11.5 For purposes of Section 3.11, the assets of the Partnership shall be determined as though each of CIC Partners, LP, the partners of CIC Partners, LP, the members of CIC Venture Management, LLC and CIC Development Corp. had remitted to the Partnership immediately prior to the Termination Date, the fees and other remuneration (whether in cash or securities) from portfolio companies of the Partnership which such persons are obligated pursuant to Section 5.3 of the LP Agreement to remit to the Partnership.

         3.12 Stock Options.
              -------------

             3.12.1 Vesting of Employee's presently outstanding stock options with respect to the Company's Common Stock, as well as the stock option granted pursuant to Section 3.12.2 (collectively, the "Company Options"), and the Common Stock of QVC, Inc. ("QVC") (the "QVC Options," and together with the Company Options, the "Options"), will continue during the Service Period. Upon termination of employment for death or Disability (as such term is defined in Section 4.2), vesting of all of the Company Options will accelerate in full and all such options will remain exercisable for their remaining respective terms, per the Option Election Form of Employee dated September 25, 2001 made in connection with the existing agreement between the Company and Employee on this subject. Upon termination of employment at the end of the Seven Year Period, all of the Company Options will accelerate in full and all such options will remain exercisable for their remaining respective terms. Otherwise, the Options will vest, and remain exercisable with respect to vested shares, as set forth herein or in the existing option plans and grant documentation. Except as set forth in
Section 3.12.2, Employee shall not be granted any additional Company Options. Employee shall not be granted any additional QVC Options, except pursuant to the "reload" of QVC Options with respect to shares of the Common Stock of QVC acquired upon option exercise and then redeemed during the Base Period.

             3.12.2 As soon as practicable after the date hereof, Employee shall be granted a non-qualified stock option to purchase 500,000 shares of the Company's




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

Class A Special Common Stock. Such options shall have a term of ten (10) years and shall vest and become exercisable as follows: 10% on the second anniversary date of the date of grant; 20% on each of the third to sixth anniversary dates of the date of grant; and 10% on the six year and six month anniversary date of the date of grant.

          3.13 Life Insurance. The Split-Dollar Arrangements will remain in effect pursuant to their present terms (including with respect to the payment of premiums, premiums bonuses and tax-gross ups (if any)), provided that the Company will use commercially reasonable efforts to cooperate with Employee's requests to restructure the Split-Dollar Arrangements to improve the terms thereof as they relate to Employee, provided further that the Company will have no obligation to effect any change thereto that will result in any additional net after-tax cost to or other additional obligation of the Company. Employee's reasonable out-of-pocket expenses incurred in connection with such restructuring (including counsel and consultant fees) will be paid by the Company.


     4. Termination. Employee's services hereunder may be terminated under the following circumstances:

         4.1 Death. Employee's services hereunder shall terminate automatically upon his death.

         4.2 Disability. In the event Employee becomes unable to perform Employee's duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or health-related cause ("Disability") for a period of nine (9) consecutive months or for a cumulative period of forty five (45) weeks, the Company may terminate Employee's services.

         4.3 Cause. The Company may terminate Employee's services






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

hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate Employee's services hereunder at any time upon: (i) either the willful and continued failure by Employee to substantially perform his duties hereunder or the willful failure of Employee to comply with the material provisions of the Company's Code of Ethics and Business Conduct (other than a failure resulting from Employee's incapacity due to physical or mental illness) for a period of sixty (60) days after written demand for substantial performance or compliance is delivered by the Company specifically identifying the manner in which the Company believes Employee has not substantially performed his duties or has not complied; (ii) the commission by Employee of an act of fraud or embezzlement against the Company; (iii) the willful breach by Employee of any material provision of this Agreement; or (iv) Employee's failure to resign as the manager of the CIC Funds upon the first to occur of: (A) Employee's termination of employment hereunder for any reason or (B) the end of the Executive Term. For purposes of this Section 4.3, no act, or failure to act, on Employee's part shall be considered "willful" if resulting from Employee's incapacity due to physical or mental illness or unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

         4.4 Retirement. Employee may retire from employment hereunder by giving at least thirty (30) days of advance written notice thereof to the Company.

         4.5 Without Cause. The Company may terminate Employee's employment without Cause hereunder by giving at least thirty (30) days of advance written notice thereof to Employee.

         4.6 Notice of Termination. Any termination of Employee's



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

employment by the Company (other than termination upon his death) shall be communicated by written Notice of Termination to Employee. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

         4.7 Date of Termination. "Date of Termination" shall mean: (i) if Employee's employment is terminated by his death or retirement, the date of his death or retirement; (ii) if Employee's employment is terminated without Cause, thirty (30) days after delivery of Notice of Termination from the Company; (iii) if Employee's employment is terminated for Disability pursuant to Section 4.2, thirty (30) days after delivery of Notice of Termination is given provided that Employee shall not have returned to the performance of his duties during such thirty (30) day period; or (iv) if Employee's employment is terminated for Cause pursuant to Section 4.3, the date specified in the Notice of Termination; provided that if within thirty (30) days after a Notice of Termination under subsection (iii) or (iv) is given, Employee notifies the Company that he disputes the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time of appeal therefrom having expired and no appeal having been perfected).

     5. Compensation and Benefits Upon Termination.
        -------------------------------------------

         5.1 If Employee's employment is terminated by reason of his death,



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

the Company shall continue to pay to Employee's surviving spouse, if any, Employee's then current base salary per annum amount (without increase or decrease thereafter), on a monthly basis, less any required withholdings, for a period of five (5) years, provided that such payments to Employee's surviving spouse shall cease with the payment due immediately following her death. In addition, the Company shall be obligated to provide to Employee's spouse during her lifetime health care benefits on the basis set forth in Section 3.4.2. These death benefits shall be in addition to any other payments Employee's spouse, beneficiaries or estate may be entitled to receive under any of the Company's benefit plans or arrangements or pursuant to this Agreement, including pursuant to the Executive Cash Bonus Plan. The Company shall have no further obligations to Employee, other than pursuant to the terms of this Agreement, the requirements of law and vested rights under any of the Company's benefit plans or arrangements.

         5.2 During any period following Employee's failure to perform his duties hereunder as a result of his Disability but prior to any Date of Termination pursuant to Section 4.2, Employee shall continue to receive his base salary, as well as any other benefits and Perquisites he may be entitled to receive under any of the Company's benefit plans or arrangements or pursuant to this Agreement, including pursuant to the Executive Cash Bonus Plan. After the Date of Termination pursuant to Section 4.2: (i) the Company shall continue to pay Employee his then current base salary per annum amount (without increase or decrease thereafter), on a monthly basis, until the first to occur of: (A) a period of five (5) years; or (B) the end of the Seven Year Period (the "Disability Payment Period"); (ii) Employee will continue to receive the Perquisites



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

through the remainder of the Disability Payment Period; (iii) Employee will be entitled to participate in the Company's post-retirement health and welfare benefit plan based upon service years with the Company through the Date of Termination; and (iv) the Company shall have no further obligations to Employee, other than pursuant to the terms of this Agreement, the requirements of law and vested rights under any of the Company's benefit plans or arrangements. In the event Employee dies before the end of the Disability Payment Period, his surviving spouse, if any, shall be entitled to receive: (1) such base salary payments for the period ending five (5) years after such termination, provided that these payments shall cease with the payment due immediately following her death; and (2) during her lifetime health care benefits on the basis set forth in Section 3.4.2. These death benefits shall be in addition to any other payments Employee's spouse, beneficiaries or estate may be entitled to receive under any of the Company's benefit plans or arrangements or pursuant to this Agreement, including pursuant to the Executive Cash Bonus Plan.

         5.3 If Employee's employment is terminated for Cause, the Company shall pay Employee his then current base salary due through the Date of Termination and the Company shall have no further obligations to Employee, other than pursuant to the requirements of law and vested rights under any of the Company's benefit plans or arrangements.

         5.4 If the Company terminates Employee's employment pursuant to Section
4.5 (i.e., without Cause), then:

                (i) the Company shall pay as severance pay to Employee, on a monthly basis (or, in the case of amounts payable under the Executive Cash Bonus Plan,



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

on the basis provided in such Plan), for the remainder of the Seven Year Period, an annual amount equal to Employee's base salary at the highest per annum amount in effect at any time during the portion of the Service Period preceding the date of termination, and any amounts that otherwise would have been payable under the Executive Cash Bonus Plan; provided that should Employee die before the end of the Seven Year Period, Employee's surviving spouse shall be entitled to the death benefits provided in Section 5.1 as if Employee's employment had then been terminated by reason of his death;

                (ii) the Company shall provide for the remaining Seven Year Period health care benefits, at the election of Employee, on the basis set forth in Section 3.4.2 or by making available private health insurance providing health care benefits reasonably comparable to those available to employees to Employee and his wife; thereafter, Employee shall be entitled to participate in the Company's post-retirement health and welfare benefit plan based upon service years with the Company including the years during the Seven Year Period;

                (iii) vesting of the Options will accelerate and the Options will remain outstanding for the remainder of their respective terms;

                (iv) Employee will continue to receive the Perquisites through the remainder of the Service Period;

                (v) the Company shall reimburse Employee for the remaining Seven Year Period for the cost of obtaining office space and secretarial support comparable to that previously provided by the Company pursuant to Section 2.3; and

                (vi) the Company shall have no further obligations to Employee other than pursuant to the terms of this Agreement, the requirements of law and vested rights under any of the Company's benefit plans or arrangements.

         5.5 If Employee terminates his employment as a result of retirement pursuant to Section 4.4, then:

                (i) Employee shall be entitled to participate in the Company's post-retirement health and welfare benefit plan based upon service years with the Company through the date of termination of employment;

                (ii) vesting of Options will accelerate and the Options will remain outstanding for the remainder of their respective terms;

                (iii) Employee will continue to receive the Perquisites through the remainder of the Service Period; and

                (iv) the Company shall have no further obligations to Employee other than pursuant to the terms of this Agreement, the requirements of law and vested rights under any of the Company's benefit plans or arrangements.

         5.6 Employee shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any income received by Employee from any other source after termination.

     6. Public Statements. During or at any time after the Service Period during which Employee is receiving any benefits from the Company: (i) Employee shall use reasonable efforts to promote the goodwill of the Company in Employee's public statements; and (ii) the Company shall use reasonable efforts to promote the goodwill of Employee or his spouse in the Company's public statements.

     7. Non-Competition and Confidentiality.
        ------------------------------------
         7.1 During the Service Period and for a period of two (2) years thereafter, Employee shall not, directly or indirectly, solicit, induce, encourage, or attempt to influence any client, customer, employee, consultant, independent contractor, subscriber, service provider, salesman or supplier of the Company to cease to do business or to terminate the employment or other relationship with the Company.

         7.2 During the Service Period and for a period of two (2) years thereafter, Employee shall not, directly or indirectly, purchase (other than for personal use) goods, services or programming from material suppliers of Company similar to those purchased by Company if the effect of any such purchase shall cause the Company the denial of or delay in the receipt of such goods, services or programming.

         7.3 DURING THE SERVICE PERIOD AND, PROVIDED EMPLOYMENT WAS NOT TERMINATED BY THE COMPANY WITHOUT CAUSE, FOR A PERIOD OF TWO (2) YEARS THEREAFTER, EMPLOYEE SHALL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN (AS A PRINCIPAL, PARTNER, DIRECTOR, OFFICER, AGENT, EMPLOYEE, NON-EXECUTIVE, OWNER, INDEPENDENT CONTRACTOR, CONSULTANT OR OTHERWISE) OR BE FINANCIALLY INTERESTED IN ANY BUSINESS IN COMPETITION WITH THE BUSINESS ACTIVITIES CARRIED ON BY THE COMPANY IN ANY AREA, OR BEING PLANNED BY THE COMPANY (TO EMPLOYEE'S KNOWLEDGE) DURING OR AT THE TIME OF TERMINATION OF EMPLOYMENT. THE FOLLOWING WILL BE DEEMED TO BE BUSINESSES IN COMPETITION WITH THE COMPANY: THE DISTRIBUTION OF VIDEO PROGRAMMING TO

RESIDENTIAL OR COMMERICAL SUBSCRIBERS BY ANY TECHNOLOGY; THE TRANSPORT OF DATA TO AND/OR FROM RESIDENTIAL OR COMMERCIAL SUBSCRIBERS BY ANY TECHNOLOGY; AND THE PROVISION OF RESIDENTIAL OR COMMERICAL TELECOMMUNICATIONS SERVICES BY ANY TECHNOLOGY. NOTHING HEREIN SHALL PREVENT EMPLOYEE FROM OWNING FOR INVESTMENT UP TO FIVE PERCENT (5%) OF ANY CLASS OF EQUITY SECURITY OF AN ENTITY WHOSE SECURITIES ARE TRADED ON A NATIONAL SECURITIES EXCHANGE OR MARKET.

         7.4 During the Service Period and at all times thereafter, Employee shall not, directly or indirectly, use for Employee's personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of, anyone other than the Company (except as may be required within the scope of Employee's duties hereunder), any confidential information of the Company which Employee acquires in the course of Employee's employment, which is not otherwise lawfully known by and readily available to the general public. This confidential information includes, but is not limited to: business, marketing, legal or accounting methods, policies, plans, procedures, strategies or techniques; research or development projects or results; software and firmware; trade secrets or other knowledge or processes of or developed by the Company; names and addresses of employees, suppliers or customers; and any data on or relating to past, present or prospective customers, including customer lists. Employee confirms that such confidential information constitutes the exclusive property of the Company, and agrees that, immediately upon Employee's termination of employment for any reason, Employee shall deliver to the Company all correspondence, documents, books, records, lists and other materials relating to the Company's business, other than Employee's personal records, regardless of the medium in which such confidential information is maintained; and Employee shall retain no copies in any medium, regardless of where or by whom such confidential information was kept or prepared. Nothing herein shall prevent Employee from complying with a valid subpoena or other legal requirement for disclosure of information, provided that Employee shall notify the Company promptly and in advance of disclosure if Employee believes Employee is under a legal requirement to disclose confidential information.

         7.5 Employee acknowledges that the restrictions contained in this
Section 7, in view of the nature of the business in which the Company is engaged and Employee's position with the Company, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of these restrictions would result in irreparable injury to the Company. Employee therefore agrees that, in the event of Employee's violation of any of these restrictions, the Company shall be entitled to seek from any court of competent jurisdiction: (i) preliminary and permanent injunctive relief against Employee;
(ii) damages from Employee; and (iii) an equitable accounting of all compensation, commissions, earnings, profits and other benefits to Employee arising from such violation, all of which rights shall be cumulative and in addition to any other rights and remedies to which the Company may be entitled as set forth herein or as a matter of law.

         7.6 Employee agrees that if any portion of the restrictions contained in this Section 7, or the application thereof, is construed to be invalid or unenforceable, the remainder of such restriction or restrictions or the application thereof shall not be affected and the remaining restriction or restrictions will then be given full force and effect without regard to the invalid or unenforceable portions. If any restriction is held to be unenforceable because of the geographic area covered, the duration thereof or the scope thereof, Employee agrees that the court making such determination shall have the power to reduce the area and/or the duration, and/or limit the scope thereof, and the restriction shall then be enforceable in its reduced form. If Employee violates any such restrictions, the period of such violation (from the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of the Company) shall not count toward or be included in the restrictive period contained in the applicable subsection above.

         7.7 Any and all obligations of Employee under this Section 7 shall terminate immediately upon the Company's material breach of any provision of this Agreement, it being agreed that the Company's failure to comply with any of its economic obligations hereunder shall be deemed for this purpose to be a material breach.

     8. Successors; Related Companies; Binding Agreement.
        -------------------------------------------------

         8.1 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. In the event of the Closing, this Agreement will be assumed by AT&T Comcast Corporation as the successor to the Company pursuant to the preceding sentence. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to equitable relief against the Company as well as compensation, rights and benefits in the same amounts and on the same terms, as he would be entitled to pursuant to Section
5.4 (the date on which any such succession becomes effective being deemed the Date of Termination). As used in this Agreement, the term "the Company" shall mean the Company and any successor as aforesaid or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         8.2 For purposes of Sections 6 and 7, the term "the Company" shall include the Company's subsidiaries and affiliates.

         8.3 This Agreement and all rights of Employee hereunder shall inure to the benefit of and shall be binding upon Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there be no such designee, to Employee's estate.

     9. Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the Company and Employee respecting the subject matter hereof, and supersedes all prior understandings and agreements, oral or written, express or implied, including the Noncompetition and Confidentiality Agreement between Company and Employee dated August 1, 1996. This Agreement may not be modified or amended orally but only by an agreement in writing, signed by the parties hereto.

     10. Waiver and Release. IN CONSIDERATION OF THE RIGHTS OF EMPLOYEE HEREUNDER, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN AND EXCEPT WITH RESPECT TO ANY VESTED RIGHTS, EMPLOYEE HEREBY WAIVES AND RELEASES THE COMPANY FROM ANY AND ALL CLAIMS, RIGHTS OR BENEFITS HE MAY HAVE AGAINST OR FROM THE COMPANY ON ACCOUNT OF EMPLOYEE BENEFITS, INSURANCE ARRANGEMENTS, EQUITY-BASED ARRANGEMENTS, CASH COMPENSATION OR OTHER BENEFIT PLANS, ARRANGEMENTS OR AMOUNTS WITH RESPECT TO EMPLOYEE'S EMPLOYMENT PRIOR TO MAY 1, 2002.

     11. Headings. The section headings of this Agreement are for convenience of reference only and are not to be considered in the interpretation of the terms and conditions of this Agreement.

     12. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when sent by fax (confirmation received) or certified mail, postage prepaid, addressed as follows:

               (i) if to the Company:

                  1500 Market Street
                  Philadelphia, Pennsylvania  19102-2148
                  Attention:  General Counsel; and

              (ii) if to Employee, at his last known personal residence.

Either party may change the address to which notices or other communications are to be sent by giving written notice of such change to the other party in the manner provided herein for giving notice.

     13. Waiver of Breach. No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or of the breach of any other term or covenant set forth in this Agreement. Moreover, the failure of either party to exercise any right hereunder shall not bar the later exercise thereof.

     14. Nonalienation. Employee shall not pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement. This Agreement and the benefits payable hereunder shall not be assignable by either party without the prior written consent of the other; provided, however, that nothing in this Section shall preclude Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or the executors, administrators or other legal representatives of Employee or his estate from assigning any rights hereunder to which they become entitled to the person or persons entitled thereto.

     15. Governing Law. This Agreement is entered into and shall be construed in accordance with the internal laws of the Commonwealth of Pennsylvania.

     16. Invalidity or Unenforceability. If any term or provision of this Agreement is held to be invalid or unenforceable, for any reason, such invalidity or enforceability shall not affect any other term or provision hereof and this Agreement shall continue in full force and effect as if such invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained herein.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth above.

                                 COMCAST CORPORATION

                                 By:______________________


                                 _________________________
                                 Julian A. Brodsky